UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 748-4491

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, Communications Sales & Leasing, Inc. (the “Company”) announced that Mark A. Wallace will become the Company’s Senior Vice President – Chief Financial Officer and Treasurer effective April 1, 2015. In connection with his appointment, Mr. Wallace will be:

•	Entitled to receive an annual base salary of $400,000;

•	Eligible to participate in the Company’s annual cash bonus plans, with a target bonus of 100% of his base salary and a maximum amount of 150% of his base salary (or such higher amount as may be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”)), based upon achievement of specific goals established by the Board of Directors of the Company;

•	Eligible to participate in the Company’s equity compensation programs expected to be begin following the spin-off of the Company from Windstream Holdings, Inc. (the “Spin-off”), with an initial target equity grant valued at 100% of his base salary and a maximum amount of 150% of his base salary (or such higher amount as may be determined by the Compensation Committee), of which no more than seventy-five percent (75%) will be comprised of performance-based restricted stock or restricted stock units and the remaining percentage comprised of time-based restricted stock or restricted stock units, all vesting ratably over a three-year period;

•	Entitled to a one-time grant of time-based restricted stock with a grant date value of $500,000 (subject to the approval of the Compensation Committee), vesting in full on the third anniversary of the Spin-off;

•	Recommended for approval by the Compensation Committee for participation in the Company’s change-in-control program at two times base salary and bonus protection, as well as family health and dental insurance continuation coverage for twenty-four months; and

•	Entitled to receive health, welfare and retirement benefits, as well as reimbursement for relocating from the Dallas, Texas area to Little Rock, Arkansas.

Mr. Wallace, age 57, served as Managing Director of Fortress Investment Group LLC (NYSE: FIG) and affiliates from May 2014 to December 2014, and served as the Chief Financial Officer and Treasurer of New Senior Investment Group (NYSE: SNR), a publicly traded real estate investment trust managed by Fortress from October 2014 until December 2014. Mr. Wallace was previously the Senior Vice President Chief Financial Officer and Treasurer of Westwood Holdings Group, a Dallas based asset management firm which he joined in November 2012. Mr. Wallace served as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately-held aerospace services company, from September to November 2012, as a financial consultant to a private telecommunication services company from May 2011 to August 2012 and as Chief Financial Officer of Westcore Properties, a private real estate firm, from August to December 2010. Mr. Wallace served as EVP - Chief Financial Officer & Treasurer of HCP, Inc., an S&P 500 healthcare REIT, from March 2004 until March 2009 where his responsibilities included capital markets, SEC reporting, technology, taxes, acquisition evaluation & integration, and financial planning and analysis. He was Chair of the Operating Committee of HCP, and served on both the Executive and Investment Committee. Mr. Wallace’s experience includes private and publicly-traded NYSE real estate and industrial companies including Titanium Metals Corporation, Tremont Corporation, Valhi, Inc. and 11 years with Arthur Andersen LLP. Mr. Wallace holds Bachelor’s and Master’s degrees in business administration and is a certified public accountant in Texas.

There is no family relationship between Mr. Wallace and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer nor is there any arrangement or understanding between Mr. Wallace and any other person(s) pursuant to which he was selected to serve as an officer of the Company. Mr. Wallace is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015	COMMUNICATIONS SALES & LEASING, INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Senior Vice President & General Counsel